UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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G REIT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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G REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
May 25, 2006
Dear Stockholder:
      On behalf of the Board of Directors, I cordially invite you to attend the 2006 Annual Meeting of Stockholders of G REIT, Inc. to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, on June 26, 2006 at 10:30 a.m. local time. We look forward to your attendance.
      The accompanying Notice of Annual Meeting and Proxy Statement describe the formal business to be acted upon by the stockholders. A current report on our operations will also be presented at the Annual Meeting and our stockholders will have an opportunity to ask questions.
      Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the enclosed Proxy Card and returning it via fax to (212) 645-8046 or in the accompanying postage-paid return envelope. You also may vote via the Internet at https://www.proxyvotenow.com/greit or by telephone by dialing toll-free 1-866-407-4365. Please follow the directions provided in the Proxy Statement. This will not prevent you from voting in person at our Annual Meeting, but will assure that your vote will be counted if you are unable to attend our Annual Meeting.
      YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.

Sincerely,

Scott D. Peters
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 26, 2006
PROXY STATEMENT
PROPOSAL NO. 1
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PROPOSAL NO. 2
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
AUDIT COMMITTEE REPORT TO STOCKHOLDERS
ANNUAL REPORT
CODE OF BUSINESS CONDUCT AND ETHICS
PROPOSALS FOR 2007 ANNUAL MEETING
OTHER MATTERS

G REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2006
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G REIT, Inc., a Maryland corporation will be held on June 26, 2006 at 10:30 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes:

1. To elect six directors, each for a term of one year; and

2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.
      These items are fully discussed in the following pages, which are made part of this Notice. Our stockholders of record on May 15, 2006 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be available for inspection at the offices of G REIT, Inc., 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, for the ten day period immediately preceding the Annual Meeting.
      Please sign and date the accompanying Proxy Card and return it promptly by fax to (212) 645-8046 or in the enclosed postage-paid envelope whether or not you plan to attend. You also may vote your shares electronically via the Internet at https://www.proxyvotenow.com/greit or by telephone by dialing toll-free 1-866-407-4365. Instructions are included with the Proxy Card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your Proxy Card or voted your shares electronically. You may revoke your proxy at any time prior to its exercise.

By Order of the Board of Directors

Andrea R. Biller
Executive Vice President and Secretary

G REIT, INC.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348
PROXY STATEMENT
       The enclosed proxy is solicited by the Board of Directors of G REIT, Inc. for use in voting at the Annual Meeting of Stockholders to be held June 26, 2006 at 10:30 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice. The proxy solicitation materials were mailed to stockholders on, or about, May 25, 2006.
About the Meeting

What is the purpose of the meeting?
      At our Annual Meeting, stockholders will vote upon the matters outlined in the accompanying Notice of Meeting, including:

•	The election of six directors, each for a term of one year; and

•	Ratification of the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2006.
      Management will report on G REIT’s performance during fiscal 2005 and respond to questions from stockholders. In addition, representatives of Deloitte & Touche, LLP are expected to be at the annual meeting to respond to questions.

What are the Board’s voting recommendations?
      Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees of the Board of Directors and “FOR” the ratification of Deloitte as our independent registered public accounting firm. No director has informed us that he intends to oppose any action intended to be taken by us.

What happens if additional proposals are presented at the meeting?
      Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you vote by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?
      Only stockholders of record at the close of business on the record date of May 15, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each proposal to be voted on.

What constitutes a quorum?
      If a majority of the shares outstanding on the record date are present at the Annual Meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. As of the record date, we had 43,920,000 shares of common stock issued and outstanding and entitled to a vote. Abstentions and broker “non-vote” occur when a broker, bank of other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How do I vote my shares at the annual meeting?
      Voting by Mail — Stockholders may vote by completing the attached proxy card and mailing it in the enclosed self-addressed postage-page return envelope.
      Voting by Fax — Stockholders may vote by completing the attached proxy card and faxing it to (212) 645-8046 until 5:00 p.m. Eastern Daylight Time on June 25, 2006.
      Voting by Telephone — Stockholders may vote by telephone by dialing toll-free at 1-866-407-4365 until 5:00 p.m. Eastern Daylight Time on June 25, 2006.
      Voting by Internet — Stockholders may vote electronically using the Internet at https://www.proxyvotenow.com/greit until 5:00 p.m. Eastern Daylight Time on June 25, 2006.

Can I change my vote after I return my proxy card or after I vote by telephone or over the Internet?
      If you are a “record” holder, even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the Annual Meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or over the Internet, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.
      If you hold shares of our common stock in “street name”, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the meeting?
      To obtain approval of the election of the nominees for directors and ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of these proposals.

Who will bear the costs of soliciting votes for the meeting?
      G REIT will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Ellen Philip Associates to assist us in connection with the solicitation of proxies for the Annual Meeting. We expect to pay approximately $25,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.
Record Date and Number of Shares Outstanding
      As of May 15, 2006, G REIT had 43,920,000 shares of common stock issued and outstanding. Only stockholders of record at the close of business on May 15, 2006 will be entitled to vote at the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Information about Director Nominees
      The Board of Directors currently consists of six directors. Our bylaws provide for a minimum of one and a maximum of 15 directors and that our directors each serve a term of one year, but may be re-elected. The Board of Directors, acting in its capacity as the Nominating and Governance Committee, has nominated Anthony W. Thompson, W. Brand Inlow, D. Fleet Wallace, Gary T. Wescombe, Edward A. Johnson and Gary H. Hunt, for a term of office commencing on the date of the 2006 Annual Meeting and ending on the date of the Annual Meeting in 2007. Each of the nominees currently serves as a member of the Board of Directors.
      Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR the election as directors of all of the nominees named below. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed that, if elected, he will serve on the Board of Directors for his one-year term and until his successor has been elected and qualified. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of our Company. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors of if elected.
Information regarding our nominees for election as directors is set forth below:
      Anthony W. (“Tony”) Thompson, 59, has served as the chairman of our board of directors and a director since December 2001, and previously served as our chief executive officer and president from December 2001 until December 2005. Mr. Thompson is a co-founder and owns 36.5% of our Advisor, Triple Net Properties, LLC, and has been its chief executive officer and chairman of the board of managers since its inception in April 1998. He is also president and 84% owner of Triple Net Properties Realty, Inc., or Realty, an affiliated real estate brokerage and management company that provides certain real estate brokerage and management services to us. Mr. Thompson served as chief executive officer and president of T REIT, Inc., an affiliate, from December 1999 through August 2004. Prior to April of 1998, Mr. Thompson was co-founder, co-owner, director and officer of a number of real estate investment entities trading under the name The TMP Companies, including The TMP Group, Inc., a full-service real estate investment firm founded in 1978. Mr. Thompson is an 85% owner and chairman of our dealer manager, NNN Capital Corp. and is a registered securities principal with the National Association of Securities Dealers, or NASD. Mr. Thompson serves as the chairman of the board of directors of T REIT, Inc. He is a 1969 graduate of Sterling College with a BS degree in economics. He is a member of the Sterling College board of trustees and various other charitable and civic organizations.
      W. Brand Inlow, 52, has served as a director of our company since April 2002. He is a principal, co-founder and serves as director of acquisitions for McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment communities in the Southeast formed in October 2004. Since October 2003, Mr. Inlow has provided professional consulting services to the multifamily industry on matters related to acquisitions, dispositions, asset management and property management operations and through an affiliation with LAS Realty in Richmond, Virginia, conducts commercial real estate brokerage. Mr. Inlow also is president of Jessie’s Wish, Inc., a Virginia non-profit corporation dedicated to awareness, education and financial assistance for patients and families dealing with eating disorders. Mr. Inlow served as president of Summit Realty Group, Inc. in Richmond, Virginia, from September 2001 through October 2003. Prior to joining Summit Realty, from November 1999 to September 2001 he was vice president of acquisitions for EEA Realty, LLC in Alexandria, Virginia where he was responsible for acquisition, disposition and financing of company assets, which were primarily garden apartment properties. Prior to joining EEA Realty, from November 1991 to November 1999 Mr. Inlow worked for United Dominion Realty Trust, Inc., a publicly traded real estate investment trust, as assistant vice president and senior acquisition analyst, where he was responsible for the acquisition of garden apartment communities. Mr. Inlow also serves as a director of T REIT, Inc.
      D. Fleet Wallace, 38, has served as a director of our company since April 2002. He is a principal and co-founder of McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment properties in the Southeast formed in October 2004. Mr. Wallace also serves as a principal of Greystone Capital Management, LLC, formed in September 2001, and helps manage Greystone Fund, L.P. Greystone Fund, L.P. is a professionally managed opportunity fund invested primarily in promising venture capital opportunities and distressed assets in the form of real estate, notes and accounts receivable, inventory and other assets. From April 1998 to August 2001, Mr. Wallace served as corporate counsel and Assistant Secretary of United Dominion Realty Trust, Inc., a publicly-traded real estate investment trust. At United Dominion, he managed general corporate matters for over 150 affiliated entities, negotiated and executed numerous real estate acquisitions and dispositions and provided legal support on over $1 billion in financing transactions. From September 1994 to April 1998, Mr. Wallace was in the private practice of law with the firm of McGuire Woods in Richmond, Virginia. Mr. Wallace also serves as a director of T REIT, Inc. Mr. Wallace received a BA degree in history from the University of Virginia in 1990 and a JD degree from University of Virginia in 1994.
      Gary T. Wescombe, 63, has served as a director of our company since December 2001. Mr. Wescombe provides consulting services to various entities in the real estate sector. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe is director, chief financial officer and treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. Mr. Wescombe received a BS degree in accounting and finance from California State University, San Jose in 1965 and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.
      Edward A. Johnson, 52, has served as a director of our company since December 2001. Dr. Johnson has served as president of the University of the New West, Phoenix, Arizona since November 2003. Dr. Johnson served as President of Sterling College in Sterling, Kansas, from 1997 to November 2003 where his major accomplishments include development of strategic and business plans, initiation of the nation’s first undergraduate program in social entrepreneurship and selection as its first leadership college by Habitat for Humanity International. From 1992 to 1997, he served as executive director of the Arizona Commission for Postsecondary Education. Dr. Johnson received a BS degree in history and political science from Morningside College, Sioux City, Iowa in 1973, a JD degree from Creighton University School of Law, Omaha, Nebraska in 1976, and a Ph.D. degree in higher education administration — law and education specialization from Arizona State University, Tempe, Arizona in 1984.
      Gary H. Hunt, 57, has served as director of our company since July 2005. Mr. Hunt has served as the managing partner of California Strategies, LLC, a privately held consulting firm in Irvine, California that works with large homebuilders, real estate companies and government entities since 2001. Prior to serving with California Strategies, Mr. Hunt was the executive vice president of The Irvine Company, a 110-year-old privately held company that plans, develops and invests in real estate primarily in Orange County, California for 25 years. At The Irvine Company, Mr. Hunt worked at local, regional, state and federal levels directing the company’s major entitlement, regional infrastructure, planning and strategic government, media and community relations activities. Additionally, Mr. Hunt served on the Board of Directors and the Executive Committee of The Irvine Company for 10 years. Some of Mr. Hunt’s other work experience includes staff positions with the California State Legislature, U.S. House of Representatives, California Governor Ronald Reagan and Executive Director of the Californian Republican Party. Mr. Hunt holds a JD from the Irvine University School of Law and teaches courses on business and government at the Graduate School of Management, UC Irvine. He also serves on the Board of Directors of Glenair Inc., The Beckman Foundation and the Irvine Health Foundation.
      The Board of Directors recommends a vote FOR all of the nominees for election as directors.
EXECUTIVE OFFICERS
      Information regarding our executive officers is set forth below:
      Scott D. Peters, 48, has served as our chief executive officer and president since December 2005, having previously served as our executive vice president and chief financial officer since September 2004. Effective September 2004, Mr. Peters also serves as the executive vice president and chief financial officer of T REIT, Inc. and executive vice president, chief financial officer and member of the board of managers of our Advisor. Since July 1996, Mr. Peters has served as senior vice president, chief financial officer and a director of Golf Trust of America, Inc., a real estate investment trust, which became publicly traded in February 1997. Mr. Peters received a BBA degree in accounting and finance from Kent State University.
      Andrea R. Biller, 55, has served as our executive vice president since December 2005 and as our secretary since June 2004. She has served as general counsel for our Advisor since March 2003, overseeing all legal functions for our Advisor. Ms. Biller has served as secretary of T REIT, Inc. since May 2004. Ms. Biller practiced as a private attorney specializing in securities and corporate law from 1990 to 1995 and 2000 to 2002. She practiced at the Securities and Exchange Commission from 1995 to 2000, including two years as special counsel for the Division of Corporation Finance. Ms. Biller earned a BA degree in psychology from Washington University, an MA degree in psychology from Glassboro State University and a JD degree from George Mason University School of Law in 1990, where she graduated first in her class “With Distinction.” Ms. Biller is a member of the California, Virginia and the District of Columbia State Bars.
      Jack R. Maurer, 61, has served as our executive vice president since December 2001. Mr. Maurer has served as a member of our Advisor’s board of managers since 1998. He also served as chief financial officer of our Advisor from April 1998 to December 2001, when he became financial principal of NNN Capital Corp. Mr. Maurer has served as chief executive officer and president of T REIT, Inc. since August 2004 and previously served as its secretary and treasurer. Mr. Maurer has over 33 years of real estate financial management experience in residential and commercial development and the banking industry. Mr. Maurer received a BS degree from California University at Northridge in 1973 and is a registered general securities principal with the NASD.
      Talle A. Voorhies, 58, has served as our vice president since December 2001. Ms. Voorhies has served as a member of our Advisor’s board of managers since 1998. She also served as our Advisor’s executive vice president from April 1998 to December 2001, when she became chief operating officer. Ms. Voorhies served as president (April 1998-February 2005) and financial principal (April 1998-November 2004) of NNN Capital Corp. From December 1987 to January 1999, Ms. Voorhies worked with the TMP Group, Inc., where she served as chief administrative officer and vice president of broker-dealer relations. Ms. Voorhies is responsible for our Advisor’s investor services department and is a registered financial principal with the NASD.
      Courtney Gulledge, 27, has served as our chief accounting officer since January 2006. She has served as a financial reporting manager for our Advisor since July 2004 and as a senior REIT accountant for our Advisor from October 2003 to July 2004. From September 2001 to October 2003, Ms. Gulledge gained public accounting experience while employed at Deloitte & Touche, LLP. Ms. Gulledge is a Certified Public Accountant and received her BA degree in business economics with a minor in accounting from the University of California, Los Angeles.

CORPORATE GOVERNANCE
Board of Directors
      The Board of Directors held 19 meetings (including regularly scheduled and special meetings) during the fiscal year ended December 31, 2005. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board on which he served during the periods in which he served.
Director Attendance at Annual Meetings
      Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meeting of stockholders, it is customary for members of the Board of Directors to attend to foster communication between stockholders and the Board. At the 2005 annual meeting of stockholders, all of our five incumbent directors were in attendance.
Contacting the Board of Directors
      Any stockholder who desires to contact members of the Board of Directors may do so by writing to: the Board of Directors, 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any communications regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by the Secretary to the Audit Committee for review.
Committees of the Board of Directors
      We have two standing committees: the Audit Committee and the Executive Compensation Committee. From, time to time the Board may establish certain other committees to facilitate the management of us. Each committee is described in further detail below.
      We do not have a separate Nominating and Corporate Governance Committee. Instead, the full Board of Directors performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting policies with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of the Board of Directors, conducting candidate searches and interviews, overseeing and evaluating the Board of Directors and our management, evaluating from time to time the appropriate size and composition of the Board of Directors and recommending, as appropriate, increases, decreases and changes to the composition of the Board of Directors and formally proposing the slate of directors to be elected at each annual meeting of our stockholders.
      The Board of Directors will consider nominees for our Board of Directors recommended by stockholders. Notice of proposed stockholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to the Board of Directors at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.
      In considering possible candidates for election as a director, the Board of Directors is guided by the principle that each director should (i) be an individual of high character and integrity, (ii) be accomplished in his or her respective field, with superior credentials and recognition, (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management, (iv) have sufficient time available to devote to our affairs, (v) represent the long-term interests of our stockholders as a whole, and (vi) be selected such that the Board of Directors represents a diversity of background and experience.
      Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Board of Directors will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
      Audit Committee. The Audit Committee reviews the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance and management and compliance by us with legal and regulatory requirements. The current members of the Audit Committee are W. Brand Inlow, D. Fleet Wallace and Gary T. Wescombe. Messrs. Inlow, Wallace and Wescombe are independent as defined by the National Association of Securities Dealers listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Messrs. Inlow, Wallace and Wescombe will continue to serve on the Audit Committee if elected to the Board of Directors at the Annual Meeting.
      The Audit Committee operates under a written charter that was amended by the Board of Directors in May 2003 upon the recommendation of the Audit Committee.
      The Audit Committee held four meetings during the fiscal year ended December 31, 2005. Subsequent to the 2005 year end, the Audit Committee reviewed and discussed the 2005 year-end audited financial statements with our management, and discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2005, the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independent Standards Board Standard No. 1, and discussed the accountants’ independence with Deloitte & Touche LLP. Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the 2005 year-end financial statements be included in our Annual Report on Form 10-K filed with the SEC on March 17, 2006.
      Executive Compensation Committee. Our Board of Directors has established an executive compensation committee consisting of a minimum of three directors, including at least two independent directors, to establish compensation policies and programs for our directors and executive officers. Currently, our executive compensation committee is comprised of all members of our board of directors. Since we have no employees, the executive compensation committee serves only to review recommendations of management for awarding stock option grants, restricted stock and other awards available under our two stock option plans and the 2004 incentive award plan. Pursuant to our plan of liquidation, as of February 27, 2006, all plans were terminated.
      Special Committee. Effective February 8, 2004, the Board of Directors formed the special committee consisting of our independent directors to consider and review several proposed corporate transactions. During 2004 and 2005, the special committee engaged an independent financial advisor and independent counsel to assist them in their review. On December 19, 2005, each of our special committee and our board of directors approved a plan of liquidation which was thereafter approved by our stockholders at the Special Meeting of Stockholders held on February 27, 2006.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Director Compensation
      Effective June 29, 2004, we pay each independent and outside director an annual retainer fee of $15,000. In addition, each independent and outside director is paid the following fees for attending board and committee meetings:

•	$1,000 per regular monthly board meeting, whether in person or by telephone;

•	$500 per committee meeting, whether in person or by telephone, unless the committee meeting follows a regularly scheduled monthly board meeting; and

•	an additional $500 per committee meeting to the committee chairperson for each meeting attended in person or by telephone.
      The independent and outside directors also qualified for the independent director stock option plan and 2004 incentive award plan. Pursuant to our plan of liquidation, as of February 27, 2006, all plans were terminated.
Independent Director Stock Option Plan
      On July 22, 2002, we adopted the independent director stock option plan, or Director Plan, which was approved by our stockholders on June 28, 2003. Only outside and independent directors were eligible to participate in the Director Plan. We authorized and reserved a total of 100,000 shares of common stock for issuance under the Director Plan. During the year ended December 31, 2004, we granted options to purchase 40,000 shares at $9.00 per share to our directors. No options were granted during the year ended December 31, 2005. As of December 31, 2005, there were options outstanding for the purchase of 80,000 shares of our common stock, of which 40,000 were vested. Pursuant to our plan of liquidation, as of February 27, 2006, the plan was terminated and all options under the plan were forfeited.
Officer and Employee Stock Option Plan
      On July 22, 2002, we adopted the officer and employee stock option plan, or Officer Plan, which was approved by our stockholders on June 28, 2003. All of our officers and employees were eligible to participate in the Officer Plan; however, we had no employees as of December 31, 2005. We authorized and reserved a total of 400,000 shares of common stock for issuance under the Officer Plan. During the year ended December 31, 2004, we granted options to purchase 275,000 shares of our common stock at $9.00 per share. No options were granted during the year ended December 31, 2005. As of December 31, 2005, there were options outstanding for the purchase of 340,000 shares of our common stock, of which 65,000 were vested. Pursuant to our plan of liquidation, as of February 27, 2006, the plan was terminated and all options under the plan were forfeited.
2004 Incentive Award Plan
      On May 10, 2004, we adopted the 2004 incentive award plan, or 2004 Plan, which was approved by our stockholders on June 29, 2004. The 2004 Plan provided for equity awards to our employees, directors and consultants. The 2004 Plan authorized the grant of options and other awards consisting of nonqualified stock options, restricted stock, stock appreciation rights and other awards, including cash bonuses. The aggregate number of shares subject to such awards was limited to 6,000,000 shares of our common stock. We granted 35,000 and 20,000 shares of restricted stock to our independent directors during the year ended December 31, 2005 and 2004, respectively. Restricted shares vested 20% per year on each of the first through fifth anniversaries of the grant date, or sooner upon a change of control of our company. 4,000 restricted shares vested during the year ended December 31, 2005. Compensation expense related to the restricted stock awards under the 2004 Plan were recorded over the related vesting periods based on the fair value of the underlying awards. Pursuant to our plan of liquidation, as of February 27, 2006, all 51,000 unvested shares of restricted stock became vested and the plan was terminated.

Equity Compensation Plan Information
      Our equity compensation plan information as of December 31, 2005 is as follows:

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-Average	Remaining Available
	Exercise of Outstanding	Exercise Price of	for Future Issuance
	Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders(1)	475,000	$9.00-$9.05	6,025,000
Equity compensation plans not approved by security holders	—		—

Total	475,000		6,025,000

(1)	Each of the independent director and officer/employee stock option grants was approved at our Annual Meeting of Stockholders held on June 28, 2003. Our 2004 incentive award plan was approved at our Annual Meeting of Stockholders held on June 29, 2004. Pursuant to our plan of liquidation, as of February 27, 2006, all of the plans were terminated and all outstanding options under the plans were forfeited and all restricted stock awards became fully vested.
Compensation of Executive Officers
      We have no employees and our executive officers are all employees of our Advisor and/or its affiliates. These executive officers are compensated by our Advisor and/or its affiliates and during the year ended Decembers 31, 2005 did not receive any compensation from us for their services.
Option/ SAR Grants in Last Fiscal Year
      We did not grant any options to purchase shares of our common stock or stock appreciation rights to our officers in the last fiscal year ended December 31, 2005.
Aggregated Option/ SAR Exercises and Fiscal Year-End Option/ SAR Value Table

			(d)	(e)
			Number of Securities	Value of Unexercised
	(b)		Underlying Unexercised	In-the-Money
	Shares	(c)	Options/SARs at	Options/SARs at
(a)	Acquired on	Value	FY-End	FY-End($)
Name	Exercise ($)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Anthony W. Thompson(1)	—		45,000/50,000	$43,000/$50,000
Scott D. Peters(2)	—		—	—

(1)	Mr. Thompson previously served as our Chief Executive Officer and President until December 19, 2005.

(2)	Mr. Peters previously served as our Executive Vice President and Chief Financial Officer until December 19, 2005, when he was appointed as our Chief Executive Officer and President.
Compensation Committee Interlocks and Insider Participation
      During 2005, all of our directors served on the executive compensation committee. Mr. Thompson also served as our chief executive officer and president until December 19, 2005.

PRINCIPAL STOCKHOLDERS
      The following table shows, as of May 15, 2006, the number and percentage of shares of our common stock owned by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) our chief executive officer (and each of the four most highly compensated executive officers if such officer’s salary and bonus for 2005 exceeded $100,000), (3) each director and (4) all directors and executive officers as a group.

	Number of Shares of
	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class

Scott D. Peters, Chief Executive Officer	—		*
Anthony W. Thompson, Chairman	29,313	(2)	*
Gary T. Wescombe, Director	10,000		*
Edward A. Johnson, Director	10,000		*
D. Fleet Wallace, Director	10,000		*
W. Brand Inlow, Director	10,000		*
Gary H. Hunt, Director	5,000		*

All Named Executive Officers and Directors as a Group	74,313		*

*	Represents less than 1% of the outstanding common stock.

(1)	All outstanding options were forfeited as of February 27, 2006 pursuant to the adoption of our plan of liquidation by stockholders.

(2)	Includes 6,175 shares of our common stock owned by AWT Family LP, a limited partnership controlled by Mr. Thompson and 23,138 shares of our common stock owned by our Advisor. Mr. Thompson is the chief executive officer and 36.5% owner of our Advisor.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our officers and directors, and persons who own 10% or more of our common stock, to report their beneficial ownership of our common stock (and any related options) to the SEC. Their initial reports must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Officers, directors and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a). We have made the services of our legal counsel available to our officers and directors to assist them in meeting their filing obligations.
      Based solely on our review of copies of these reports filed by or on behalf of our officers and directors (or oral representations that no such reports were required) as of May 15, 2006, we believe that all Section 16(a) filing requirements applicable to our reporting persons during 2005 were complied with.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Triple Net Properties, LLC, our Advisor, is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our Board of Directors pursuant to the terms of the Advisory Agreement between us and our Advisor. Our Advisor is a Virginia limited liability company that was formed in April of 1998 to advise syndicated limited partnerships, limited liability companies and other entities regarding the acquisition, management and disposition of real estate assets. All of our officers and one of our directors are affiliated with our Advisor, and these officers and directors collectively own 40.0% of the equity interest in our Advisor. Our Advisor currently advises more than 100 entities that have invested in properties located in twenty states.

      Before the commencement of our initial public offering, our Advisor purchased 22,000 shares of our common stock at a price of $9.05 per share for $200,000 in cash. Our Advisor intends to retain such shares while serving as our Advisor.
Advisory Agreement
      The Advisory Agreement expired on July 22, 2005. Based on the approval of our plan of liquidation, our Advisor has agreed to continue to provide its services to us on a month-to-month basis pursuant to the terms of the expired Advisory Agreement. Our Advisor bears the expenses incurred in connection with supervising, monitoring and inspecting real property or other assets owned by us (excluding proposed acquisitions) or otherwise relating to its duties under the Advisory Agreement. Such expenses include employing its personnel, rent, telephone, equipment and other administrative expenses. We reimburse our Advisor for certain expenses incurred, including those related to proposed acquisitions and travel expenses. However, we will not reimburse our Advisor for any operating expenses that, in any four consecutive fiscal quarters, exceed the greater of 2% of average invested assets or 25% of net income for such year. If our Advisor receives an incentive distribution, net income (for purposes of calculating operating expenses) excludes any gain from the sale of assets. As of December 31, 2005, 2004 and 2003, such reimbursement had not exceeded these limitations. We bear our own expenses for functions not required to be performed by our Advisor under the Advisory Agreement, which generally include capital raising and financing activities, corporate governance matters, and other activities not directly related to real estate properties and other assets. During the years ended December 31, 2005, 2004 and 2003, we paid our Advisor $0, $1,804,000 and $1,167,000, respectively, for reimbursement of organizational and offering expenses.
Real Estate Commissions
      Under the terms of the Advisory Agreement, Triple Net Properties Realty, Inc., or Realty, an affiliate of our Advisor serves as our real estate broker and may receive real estate commissions of up to 3% of the purchase price of our properties. For the years ended December 31, 2005, 2004 and 2003, we paid Realty real estate commissions of $448,000, $13,315,000 and $7,079,000, respectively, of which 75% was passed through to our Advisor pursuant to an agreement between our Advisor and Realty, or the Realty-Triple Net Agreement. As of December 31, 2005, Realty was 84% owned by Anthony W. Thompson and 16% owned by Louis J. Rogers.
Real Estate Disposition Fee
      Under the terms of the Advisory Agreement, we pay Realty a real estate disposition fee equal to the lesser of 3% of the sales price or 50% of the sales commission that would have been paid to third-party sales broker. For the year ended December 31, 2005, we paid Realty $1,115,000 for real estate disposition fees, of which 75% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement. We did not pay any disposition fees to Realty during the years ended December 31, 2004 and 2003.
Lease Commissions
      We pay Realty a leasing commission for its services in leasing any of our properties of 6% of the value of any lease (based upon the contract rent during the term of the lease) entered into during the term of the Advisory Agreement and 3% with respect to any renewals. For the years ended December 31, 2005, 2004 and 2003, we paid Realty leasing commissions of $2,756,000, $869,000 and $57,000, respectively, 100% of which was passed through to our Advisor pursuant to the Realty-Triple Net Agreement.
Property Management Fee
      Under the terms of the Advisory Agreement, we pay Realty a property management fee equal to 5% of the gross income from our properties; however, a portion of this fee may be re-allowed to a third-party property manager. These fees are paid monthly. For the years ended December 31, 2005, 2004 and 2003, we paid Realty property management fees of $5,617,000, $4,293,000 and $458,000, respectively, of which 100% was passed through to our Advisor pursuant to the Realty-Triple Net Agreement.
Incentive Distributions
      Our Advisor owns 100 non-voting incentive performance units in G REIT, L.P., our Operating Partnership, and is entitled to incentive distributions of operating cash flow after our stockholders have received an 8.0% annual return on their invested capital. No incentive distributions were made to our Advisor for the years ended December 31, 2005, 2004 and 2003.
Dealer Manager Agreement
      NNN Capital Corp. served as the managing broker dealer for each of our initial and second public offerings pursuant to the terms of a Dealer Manager Agreement. During the period of our offerings, NNN Capital Corp. was 100% owned by Anthony W. Thompson, our chief executive officer, president and chairman of our Board of Directors. For the years ended December 31, 2005, 2004 and 2003, we paid NNN Capital Corp. $0, $25,149,000, and $14,108,000, respectively, for selling commissions and marketing and due diligence fees.
Related Party Accounts Receivable/ Payable
      Related party accounts receivable consists primarily of amounts due to us from our Advisor. Related party accounts payable consists primarily of amounts due from us to our Advisor.
Unconsolidated Debt Due to Related Parties
      Our properties may obtain financing through our Advisor and Cunningham Lending Group, LLC, or Cunningham, an entity wholly owned by Anthony W. Thompson. As of December 31, 2005 and 2004, the following notes were outstanding:

Cunningham Lending Group, LLC
      Park Sahara, a property of which we owned 4.75%, borrowed $40,000 in September 2005 at an interest rate of 8% per annum, which was due 30 days from origination. On October 14, 2005, Park Sahara repaid the note plus all accrued interest.

Triple Net Properties, LLC
      Park Sahara had $44,000 due to our Advisor as of December 31, 2004. This unsecured note bore interest at 12.0% per annum and was due and payable upon demand. The note, plus all accrued interest was repaid on December 20, 2005 in conjunction with the sale of Park Sahara.
Business Relationships With Legal Counsel
      Hirschler Fleischer, a Professional Corporation, acts as legal counsel to us. During the year ended December 31, 2005, we paid legal fees to Hirschler Fleischer of $134,000. Mr. Rogers was a member of Hirschler Fleischer since 1988, a shareholder from 1994 to December 31, 2004, and, since January 2005, has served as their senior counsel. Effective August 15, 2004, Mr. Rogers was appointed president of our Advisor and effective September 27, 2004, Mr. Rogers was appointed a member of our Advisor’s board of managers. As of December 31, 2005, Mr. Rogers owned 2% of our Advisor and 16% of Realty.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      Our Audit Committee has selected Deloitte & Touche, LLP to be our independent registered public accounting firm for fiscal 2006. A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should they so desire.
      Although it is not required to do so, the Board if Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
      The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for G REIT, Inc. for 2006.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Previous Independent Registered Public Accounting Firm
      Grant Thornton, LLP served as our independent registered public accounting firm from December 3, 2002 until they were dismissed by us on February 8, 2004. Grant Thornton’s dismissal was approved by our Audit Committee. Our financial statements for the year ended December 31, 2002 contained no adverse or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Grant Thornton’s engagement, we had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. No reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred during the period of Grant Thornton’s engagement.
AUDIT AND NON-AUDIT FEES
      Grant Thornton LLP served as our independent registered public accounting firm from August 22, 2002 until they were dismissed by us on February 8, 2004. Deloitte and Touche LLP has served as our independent registered public accounting firm since February 8, 2004 and has audited our financial statements for the years ended December 31, 2005, 2004 and 2003.
      The following table lists the fees for services rendered by the independent auditors for 2005 and 2004:

Services	2005	2004

Audit Fees(1)	$574,000	$658,000
Audit-Related Fees(2)	—	116,000
Tax Fees(3)	85,000	146,000
All Other Fees(4)	—	—

Total	$659,000	$920,000

(1)	Audit fees billed in 2005 and 2004 consisted of the audit of our annual financial statements, acquisition audits, reviews of our quarterly financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC.

(2)	Audit-related fees billed in 2005 and 2004 consisted of financial accounting and reporting consultations.

(3)	Tax services billed in 2005 and 2004 consisted of tax compliance and tax planning and advice.

(4)	There were no fees billed for other services in 2005 and 2004.
      The Audit Committee has determined that the provision by Deloitte of non-audit services for us in 2005 is compatible with Deloitte’s maintaining its independence.
      The Audit Committee has approved Deloitte to perform the following non-audit services for us during 2005:

•	consultations and consents related to SEC filings and registration statements;

•	consultation of accounting matters; and

•	tax planning and tax compliance for the U.S. income and other taxes.
      The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minims exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC.
Financial Information Systems Design and Implementation Fees
      We were not billed any fees for any professional services during fiscal year 2005 or 2004 in connection with the design, implementation or maintenance of our information systems, local area network or similar services.
Auditor Independence
      The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.
AUDIT COMMITTEE REPORT TO STOCKHOLDERS
      The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.
      In this context, the Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2005 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with their independence from us. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of tax preparation, tax consulting services and other non-audit services to us is compatible with maintaining the independent registered public accounting firm’s independence.

      Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Commission.

Audit Committee:

Gary Wescombe, Chairman
W. Brand Inlow
D. Fleet Wallace
ANNUAL REPORT
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 was mailed to stockholders on April 17, 2006. Our Annual Report is not incorporated in this Proxy Statement and is not deemed a part of the proxy soliciting material.
CODE OF BUSINESS CONDUCT AND ETHICS
      We have adopted a Code of Business Conduct and Ethics which contains general guidelines for conducting our business and is designed to help directors and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors and consultants, including the chief executive officer and the principal financial officers and any other person with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to G REIT, Inc. at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.
PROPOSALS FOR 2007 ANNUAL MEETING
      Under the regulations of the SEC, any stockholder desiring to make a proposal to be acted upon at the 2007 annual meeting of stockholders must cause such proposal to be received at our principal executive offices located at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary, no later than March 30, 2007, in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934. We presently anticipate holding the 2007 annual meeting of stockholders in May 2007.
OTHER MATTERS
Mailing of Materials; Other Business
      We will mail a Proxy Card together with this Proxy Statement to all stockholders of record at the close of business on May 25, 2006. The only business to come before the Annual Meeting of which management is aware is set forth in this Proxy Statement. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.
      It is important that proxies be returned promptly. Therefore, stockholders are urged to date, sign and return the accompanying proxy card in the enclosed envelope or by fax to (212) 645-8046 or by telephone by dialing toll-free 1-866-407-4865 or by the internet at https://www.proxyvotenow.com/greit.

PROXY
Please Vote by June 25, 2006
The undersigned stockholder of G REIT, Inc., a Maryland corporation, hereby appoints Scott D. Peters and Andrea R. Biller and each of them as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of our Stockholders to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on June 26, 2006 at 10:30 a.m., local time and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
This proxy is solicited on behalf of the G REIT, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, including matters incident to its conduct.
When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” the nominees named in Item 1 and “FOR” Item 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR” SUCH ITEM.
1.	For the election of Anthony W. Thompson, W. Brand Inlow, D. Fleet Wallace, Edward Johnson, Gary Wescombe and Gary H. Hunt to serve as Directors until the Annual Meeting of Stockholders of the Company to be held in the year 2007 and until their successors are elected and qualified.
☐      For All Nominees           ☐     Withheld as to All Nominees

Anthony W. Thompson	W. Brand Inlow	D. Fleet Wallace	Edward Johnson
Gary Wescombe	Gary H. Hunt

*	To vote against any individual nominee, strike a line through the nominee’s name
2.	For ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year 2006.
☐     For                    ☐     Against                    ☐      Abstain
SIGN, DATE and RETURN:

Date:	/ / 2006

If the stock is jointly owned, both parties must sign.

Date:	/ / 2006

YOUR VOTE IS IMPORTANT!
You can authorize the proxies to cast your vote and otherwise represent you at the Annual Meeting in one of four ways:
MAIL: Return the completed form in the enclosed postage-paid envelope.
FAX: Fax the completed form to (212) 645-8046.
PHONE: Call our toll-free number at (866) 407-4365 to vote.
INTERNET: Vote online at https://www.proxyvotenow.com/greit.